Exhibit 3.60

CERTIFICATE OF FORMATION

OF

HTS-MAUI, L.L.C.

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6, of the Delaware Code and the acts amendatory thereof and supplemental thereof, and known, identified, and referred to as the “Delaware Limited Liability Act”), hereby certifies that:

FIRST:  The name of the limited liability company is HTS-Maui, L.L.C. (the “Company”).

SECOND:  The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.  The name of the Company’s registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 21st day of June, 2012.

HTS-MAUI, L.L.C.

By:	/s/ Heidi M. Belz
Heidi M. Belz
Authorized Person